Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

July 11, 2005

Item 3

News Release

The press release was issued on July 11, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

Nevsun Resources (NSU:TSX and AMEX) is pleased to report the final infill drill results for the recently completed Bisha deposit drill program.  Two areas were selected for detailed drilling on 12.5 meter centers to confirm continuity of mineralization and to verify variography as part of the reserve estimate for the Bisha feasibility study. The study is being conducted by AMEC.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

July 11, 2005

NEVSUN RESOURCES LTD.

Per: “John A. Clarke”

John A. Clarke

Chief Executive Officer

N E W S R E L E A S E

ADDITIONAL ASSAY RESULTS FROM THE 2005 IN-FILL DRILL PROGRAM AT THE BISHA GOLD/VMS DEPOSIT, ERITREA

July 11, 2005

Nevsun Resources (NSU:TSX and AMEX) is pleased to report the final infill drill results for the recently completed Bisha deposit drill program.  Two areas were selected for detailed drilling on 12.5 meter centers to confirm continuity of mineralization and to verify variography as part of the reserve estimate for the Bisha feasibility study. The study is being conducted by AMEC.

The infill drill assay results for the southern section of the Bisha deposit were published in a news release on June 20th.  The assay results from the northern section of the deposit are presented below in Table 1.

The infill drill program has been interpreted by the Company to confirm the continuity of the mineralization. The Bisha reserve estimate is scheduled for the last quarter of 2005 and the Bisha feasibility study is scheduled for completion in the first quarter of 2006.

Highlights include:

Oxide Zone

•

Hole B-364 intersected 11.4 g/t Au over 34.35 meters

•

Hole B-366 intersected 10.1 g/t Au over 33.75 meters

•

Hole B-367 intersected 14.77 g/t Au over 39.0 meters including 70.76 g/t Au over 6.0 meters

Table 1: Bisha Infill Drill Results – Northern section

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
Oxide
B-345	3.0	18.2	15.2	7.06	16.7	0.08	0.50	0.09	-45	1716013
B-346	3.0	18.0	15.0	8.41	11.0	0.20	0.93	0.13	-45	1716038
B-347	4.5	16.5	12.0	7.33	57.4	0.05	0.75	0.03	-45	1716063
B-359	22.0	46.5	24.5	7.71	18.3	0.07	0.44	0.11	-45	1716013
B-360	6.0	51.0	45.0	3.2	24.5	0.08	0.49	0.10	-45	1716013
B-363	3.35	37.5	34.5	7.12	23.7	0.08	0.42	0.09	-66	1716038

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
Oxide
B-366	4.0	37.75	33.75	10.10	52.7	0.11	0.93	0.10	-66	1716063
B-367	3.0	42.0	39.0	14.77	42.3	0.06	0.23	0.07	-66	1716063
Incl.	21.0	27.0	6.0	77.76	23.4	0.05	0.30	0.07
Supergene
B-345	42.0	52.5	10.5	0.02	0.6	0.45	0.00	0.02	-45	1716013
B-359	51.0	59.5	8.5	2.43	53.0	0.18	0.26	0.03	-45	1716013
and	74.5	79.8	5.3	0.03	0.8	1.16	0.01	0.02
B-364	40.5	88.0	47.5	0.58	21.2	2.61	0.03	0.04	-66	1716063
B-365	40.5	67.0	26.5	0.56	17.1	3.32	0.02	0.06	-66	1716038
B-366	44.5	82.0	37.5	0.16	5.2	0.43	0.01	0.00	-66	1716063
Primary
B-336	286.0	305.0	19.0	0.37	13.8	0.30	0.08	3.36	-65	1715350

The three sections, 1716063N, 1716038N, and 1716013N as interpreted by the Company are presented in Figure 1, and the drill location map is presented in Figure 2. The mineralized zone on section 1716063N is estimated to have a true width of 92 meters at a vertical depth of 20 meters, 74 meters at a depth of 50 meters and 50 meters at a depth of 100 meters. On section 1716038N the mineralized zone is estimated to be 74 meters wide at a vertical depth of 20 meters, 54 meters wide at 50 meters and 26 meters wide at 100 meters. On section 1716013N the estimated true width at a vertical depth of 20 meters is 42 meters, at 50 meters it is 33 meters and at 100 meters it is 20 meters.

Holes B-332 and B-330 were drilled at the north end of the deposit in an attempt to extend and more fully define the mineralization in this area. The holes assisted in improving the understanding of the configuration of the deposit and are presented in Table 2. True widths at 20 meters depth are estimated to be 70 meters, 60 meters at 50 meters depth and 40 meters at 100 meters depth.

Table 2: Exploration Drilling at north end of Bisha Main

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
Oxide
B-332	1.5	12.0	10.5	7.89	1.1	0.10	0.08	0.06	-45	1716275
and	51.0	61.5	10.5	5.14	109.0	0.03	0.02	0.02
Primary
B-330	56.5	88.0	31.5	0.00	0.69	0.72	0.00	0.01	-45	1716275
and	100.0	109.7	9.7	2.18	7.42	0.75	0.01	0.02
B-332	70.0	106.0	36.0	0.31	5.1	0.88	0.01	0.01	-45	1716275

Hole B-336 extended the deposit to depth towards the south end of the deposit. The mineralized zone is interpreted to be 18 meters wide on this section at a vertical depth of 270 meters.

Holes B-333 and B-334 were drilled for exploration purposes and the results are presented in Table 3. They were attempting to define the cause of a gravity anomaly located several hundred meters in the hanging wall of the Bisha deposit. Hole B-333 intersected lower grade copper mineralization (0.37%) over 44.5 meters. Hole B-334 intersected native copper stringers and dissemination from 39.35 to 47.5 meters. Down hole EM indicated an off-hole response. Additional work will be required to explain the gravity anomaly in this area.

Table 3: Exploration Drilling in the hanging wall of Bisha Main

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
Supergene
B-333	21.0	65.5	44.5	0.01	1.0	0.37	0.00	0.02	-90	1716020

All analytical data from the 2005 drill program at Bisha Main is now completed for subsequent modeling by AMEC. A revised block model will be formulated over the next few months that will ultimately be used to determine the reserve statement for the final feasibility study.

Bill Nielsen, Vice-President of Exploration for Nevsun, a qualified person under National Instrument 43-101, supervised and directed all work associated with the drilling program.

Sample preparation and analysis were conducted at ALS Chemex of Vancouver, Canada.

Forward Looking Statements:  The above contains forward looking statements that are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in our forward looking statements.  Factors that could case such differences include:  changes in world gold markets, equity markets, costs and supply of materials relevant to the mining industry, change in government and changes to regulations affecting the mining industry.  Forward-looking statements in this release include statements regarding interpretations of the infill drill program. Although we believe the expectations reflected in our forward looking statements are reasonable, results may vary, and we cannot guarantee future results, levels of activity, performance or achievements.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-21.doc	For further information, Contact: Judy Baker (604) 623-4704 or 1-888-600-2200 e-mail: nevsuninfo@nevsun.com Website: www.nevsun.com

Figure 1.  Sections 1716013, 1716038, and 1716063

(drawn to scale of each grid square = 50 m).

Figure 2. Diamond Drill Hole Location Map.

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